Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Carter’s, Inc. of our report dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Carter’s, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2017.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

May 23, 2018